Smart Sand, Inc. and Subsidiaries
List of Subsidiaries as of December 31, 2018

Subsidiaries	State of Organization

Fairview Cranberry, LLC	Wisconsin
Will Logistics, LLC	Pennsylvania
Smart Sand Live Oak LLC	Delaware
Smart Sand Fayette County LLC	Delaware
Smart Sand Hixton LLC	Delaware
Smart Sand Reagan County LLC	Delaware
Smart Sand Tom Green County LLC	Delaware
Smart Sand Oakdale LLC	Delaware
SSI Logistics LLC	Delaware
SSI Permian I, LLC	Delaware
SSI Permian II, LLC	Delaware
Smart Sand Holdings, LLC	Delaware
SSI Bakken I, LLC	Delaware
Quickthree Technology, LLC	Delaware
SSI Marcellus, I, LLC	Delaware